Exhibit 10.8

SOFTWARE LICENSE AGREEMENT

This SOFTWARE LICENSE AGREEMENT (the “Agreement”) is made and entered into as of April 15, 2015 (the “Effective Date”), by and between LM Funding, LLC, a Florida limited liability company (“LMF”) and Business Law Group, P.A., a Florida professional association (“LICENSEE”).

RECITALS

WHEREAS, LICENSEE desires to obtain a license from LMF to the LMF Software in order to enable LICENSEE to satisfy their obligations under a Services Agreement entered into between LICENSEE and LMF.

WHEREAS, LICENSEE also desires to use LMF Software for accounts that are not subject to a Services Agreement between LICENSEE AND LMF, and LMF agrees to allow LICENSEE do so.

WHEREAS, LMF is willing to license the LMF Software to LICENSEE upon the terms and conditions set forth in this Agreement.

NOW, THEREFORE, for and inconsideration of the mutual covenants and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. Definitions

1.1. “Affiliates” means with respect to any entity, any entity that controls, is controlled by or is under common control with such entity. For purposes of the foregoing, “control” of an entity means the power to direct or cause the direction of the management and policies of such entity through the ownership of more than fifty percent (50%) of the voting securities (or in the case of a non-corporate entity, equivalent ownership interests) of the controlled entity.

1.2. “Derivative Technology” means (i) for copyrightable or copyrighted material, any translation, modification, correction, addition, improvement, compilation, abridgment, revision, or other form in which such material may be recast, transformed, or adapted; (ii) for patentable or patented material, any improvement thereon; and (iii) for material that is a protected trade secret, any new material that incorporates or is adapted from such existing trade secret material, including new material which may be protected by copyright, mask work right, patent and/or trade secret.

1.3. “Intellectual Property Rights” means patent rights (including patent applications, disclosures, continuations and continuations in part), copyrights, trade secrets, moral rights, know-how, and any other intellectual property rights, recognized in any country or jurisdiction in the world.

1.4. “Modifications” means Updates, Upgrades, and any other modifications or Derivative Technology of the LMF Software, whether made by LMF, or any third party.

1.5. “LMF Software” means the source code and object code for the current LMF Software and any and all Modifications thereto. LMF Software includes any technical documentation, paperwork, instructions, etc., regarding the LMF Software. LMF Software also includes the computer programs that comprise a series of instructions, rules, routines, or statements that allow or cause a computer to perform a specific operation or series of operations; and the recorded information comprising source code listings, design details, algorithms, processes, flow charts, formulas, and related material that would enable the computer program to be produced or created. Further it means the graphical interface, images, design materials, and schema design. “Updates” means any patches, work arounds, bug fixes, error corrections, minor modifications or enhancements, and other changes to the LMF Software.

1.6. “Upgrades” means any new major release of the LMF Software containing new features, new functions, and/or major modifications or enhancements.

2. Recitals. The statements contained in the recitals set forth above (“Recitals”) are true and correct and the Recitals by this reference are made a part of this Agreement.

3. Ownership and Licenses.

3.1. Ownership. LMF owns and will continue to own all right, title, and interest in and to the LMF Software and any and all Modifications, and all Intellectual Property Rights in any of the foregoing. LICENSEE will obtain no rights in or to the LMF Software by operation of this Agreement or otherwise, other than the rights and licenses set forth in Section 4.1.

4. Source Code Licenses and Restrictions.

4.1. License. Subject to and conditioned on LICENSEE’S continuous compliance with this Agreement, LMF hereby grants to LICENSEE a non-exclusive, royalty free, worldwide, non-transferable license to use the LMF Software, database, and any and all Modifications thereto created by or for LMF and/or its Affiliates, solely for purposes of servicing accounts represented by LICENSEE residing in the database of the LMF Software. LICENSEE may disclose and provide copies of the source code licensed under this Section 4.1 to subcontractors solely for the purposes set forth in this Section 4.1 and subject to the restrictions set forth in Section 4.2.

4.2. Source Code License Restrictions. The license granted in Section 4.1 does not include any right to sublicense any rights granted to any third party, and LICENSEE will not attempt to sublicense such rights. Each such subcontractor will be required to enter into a written agreement (i) providing at least as much protection for LMF’s Intellectual Property Rights in the LMF Software and any Modifications pursuant to the terms and conditions of this Agreement, and (ii) assigning to LMF all right, title, and interest in and to any Modifications created by such subcontractor.

5. Storage of Data. All data, as it relates in any way to this Agreement, shall be stored on LMF’s servers. LICENSEE, may at their expense, store duplicate copies of all data that LICENSEE has input, that is subsequently stored on LMF’s servers. LMF shall use commercially reasonable means to update and transfer stored data to LICENSEE if LICENSEE elects to store copies of data.

6. Warranty Disclaimer. THE LMF SOFTWARE IS PROVIDED BY LMF “AS IS”. LMF DISCLAIMS ALL WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NONINFRINGEMENT, SECURITY AND WARRANTIES ARISING OUT OF COURSE OF DEALING OR USAGE OF TRADE. LMF DOES NOT WARRANT THAT THE LMF SOFTWARE WILL MEET LICENSEE’ REQUIREMENTS, WILL OPERATE WITHOUT INTERRUPTION, OR WILL BE ERROR FREE.

7. All Rights Reserved LMF retains title to and ownership of, and all other rights with respect to, the Intellectual Property Rights, including, without limitation, any related copyrights, trademarks, trade secrets, patents, and other intellectual property rights. LICENSEE has only the limited licenses granted with respect to the LMF Software and Modifications expressly set forth in this Agreement, and LICENSEE has no other rights, implied or otherwise. LICENSEE acknowledges and agrees that the LMF Software is licensed, not sold, and that rights to access the LMF Software are acquired only under this Agreement. The structure and organization of the LMF Software, Modifications and Intellectual Property Rights (a) may not be distributed, disclosed or otherwise provided to third parties, except as set forth in Section 4.2, and (b) may be used only internally, and only in conjunction with and for LICENSEE’s own authorized internal use.

8. Nondisclosure of LICENSEE Documents. LICENSEE shall retain title and ownership of all documents and Intellectual Property Rights that LICENSEE may now own or subsequently acquire including any related copyrights, trademarks, trade secrets, and patents. LMF Further agrees not to disclose or sell any of LICENSEE’s documents or Intellectual Property without the express written consent of the LICENSEE, except as is normally required in the course of business, and in fulfilling its obligations under this Agreement.

9. Term and Termination. This Agreement will commence upon the Effective Date and continue until terminated by either party. To terminate this Agreement the party seeking to terminate the Agreement, the “Terminating Party” must serve a notice of default upon the “Non-Terminating Party”. The Non-Terminating Party shall have thirty (30) days to cure the default. If the default is not cured within the thirty (30) day cure period then either party may elect to subject both parties to non-binding mediation. If no resolution is reached at non-binding mediation, either party may then immediately terminate this Agreement.

Upon termination, the LICENSEE fully understands, acknowledges and accepts that access to the LMF Software will be terminated immediately and LICENSEE will have no further access to the LMF Software.

10. Limitations of Liability. In no event will LMF or Licensee have any liability (directly or indirectly) for any incidental, special, direct, consequential or punitive damages; for loss of profits, use, revenue, or data, or for any and all business interruptions (regardless of the legal recourse for seeking such damages or other liability). The limitation of liability in this section will apply to the maximum extent permitted by applicable law to any damages or other liability however caused.

11. Circumvention.

11.1. LICENSEE may not (i) utilize any equipment, device, software, or other means to (or designed to) circumvent or remove any form of technical protection used by LMF in connection with the LMF Software. Without limitation of the generality of the foregoing, LICENSEE may not utilize any equipment, device, software, or other means to (or designed to) circumvent or remove any tool or technical protection measure provided or made available by LMF for managing, monitoring or controlling access to the LMF Software.

11.2. LICENSEE may not utilize any equipment, device, software, or other means to (or designed to) circumvent or remove any usage restrictions, or to enable functionality disabled by LMF, in connection with the LMF Software. LICENSEE may not bypass or delete any functionality or technical limitations of the LMF Software that (or that are designed to) prevent or inhibit the unauthorized copying or access to the LMF Software.

12. General Provisions.

12.1. Law and Jurisdiction. This Agreement will be governed by and construed in accordance with the laws of the State of Florida, U.S.A., except for its conflicts of laws principles. The parties consent to the exclusive jurisdiction of and venue in the state and federal courts in Hillsborough County, Florida.

12.2. Notices. Unless otherwise stated, all notices required under this Agreement will be in writing and will be considered given (i) when delivered personally, (ii) five (5) days after mailing, when sent certified, registered or express mail, return receipt requested and postage prepaid, (iii) one (1) business day after dispatch, when sent via a commercial overnight carrier, fees prepaid, or (iv) upon delivery when sent by facsimile transmission confirmed by first class mail. All such notices will be addressed to LICENSEE or LMF as specified below (unless changed by notice):

If to LICENSEE:	Business Law Group, P.A.
302 W. Knights Run Ave., Suite 1050
Tampa, FL 33606
Attn: Scott C. Davis, Esq.

If to LMF:	LM Funding, LLC
302 W. Knights Run Avenue, Suite 1000
Tampa, Florida 33602
Attn: Sean Galaris, President

12.3. No Agency. The parties acknowledge that no agency relationship is, or will be deemed to have been, created between LICENSEE and LMF upon the execution of this Agreement, and no party will by reason of this Agreement, have the power to or authority to bind any other party contractually or otherwise.

12.4. Severability. If and to the extent any provision of this Agreement is held illegal, invalid, or unenforceable in whole or in part under applicable law, such provision or such portion thereof will be ineffective as to the jurisdiction in which it is illegal, invalid, or unenforceable to the extent of its illegality, invalidity, or unenforceability and will be deemed modified to the extent necessary to conform to applicable law so as to give the maximum effect to the intent of the parties. The illegality, invalidity, or unenforceability of such provision in that jurisdiction will not in any way affect the legality, validity, or enforceability of such provision or any other provision of this Agreement in any other jurisdiction.

12.5. Entire Agreement. This Agreement is the complete and exclusive agreement between the parties with respect to the subject matter hereof, superseding any prior agreements and communications (both written and oral) regarding such subject matter. This Agreement may only be modified, or any rights under it waived, by a written document executed by both parties.

12.6. No Third Party Beneficiaries. This Agreement is intended for the sole and exclusive benefit of the signatories and is not intended to benefit any third party.

12.7. No Assignment; Insolvency. LICENSEE may not assign this Agreement or any rights hereunder (whether by purchase of stock or assets, merger, change of control, operation of law, or otherwise) without LMF’s prior written consent, which may be withheld in LMF’s sole and absolute discretion, and any purported assignment by LICENSEE will be void. In the context of any bankruptcy or similar proceeding, this Agreement is and will be treated as an executory contract of the type described by Section 365(c)(1) of Title 11 of the United States Code and may not be assigned without LMF’s prior written consent, which may be withheld in LMF’s sole and absolute discretion.

12.8. Use of Third Parties. Each party may use consultants and other contractors in connection with the performance of obligations and exercise of rights under this Agreement, provided that such consultants and contractors will be subject to the same obligations as the party that engages them.

12.9. Counterparts. This Agreement may be executed in counterparts, each of which will constitute an original, and all of which will constitute one agreement.

12.10. Headings. The headings in this Agreement are for the convenience of reference only and have no legal effect.

The parties have executed this Agreement through their duly authorized representatives as of the Effective Date.

LM FUNDING, LLC

By:	Carollinn Gould,
Its Manager

BUSINESS LAW GROUP, P.A.

By:	Bruce M. Rodgers,
Its President